Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Frank Morgan	Harlow Sumerford
615-344-2688	615-344-1851

HCA HEALTHCARE REPORTS FOURTH QUARTER 2023 RESULTS

AND PROVIDES 2024 GUIDANCE

BILL RUTHERFORD TO RETIRE AND MIKE MARKS TO BECOME CFO

Nashville, Tenn., January 30, 2024 – HCA Healthcare, Inc. (NYSE: HCA) today announced financial and operating results for the fourth quarter ended December 31, 2023.

Key fourth quarter metrics (all percentage changes compare 4Q 2023 to 4Q 2022 unless otherwise noted):

●	Revenues totaled $17.303 billion
●	Net income attributable to HCA Healthcare, Inc. totaled $1.607 billion, or $5.93 per diluted share
●	Adjusted EBITDA totaled $3.618 billion
●	Cash flows from operating activities totaled $2.674 billion
●	Same facility admissions increased 3.1 percent while same facility equivalent admissions increased 3.9 percent

“In the quarter, we experienced strong demand for services across our diversified portfolio of markets, facilities, and service lines. This growth coupled with improved cost trends drove solid financial performance in the fourth quarter. Once again, our people have delivered positive outcomes for our patients, the communities we serve, and our other stakeholders. I want to thank them for their hard work and everything they do for our company,” said Sam Hazen, Chief Executive Officer of HCA Healthcare.

Revenues in the fourth quarter of 2023 totaled $17.303 billion, compared to $15.497 billion in the fourth quarter of 2022. Net income attributable to HCA Healthcare, Inc. totaled $1.607 billion, or $5.93 per diluted share, compared to $2.081 billion, or $7.28 per diluted share, in the fourth quarter of 2022. Results for the fourth quarter of 2023 include gains on sales of facilities of $7 million, or $0.03 per diluted share. Results for the fourth quarter of 2022 include gains on sales of facilities of $1.326 billion, or $2.64 per diluted share, related to sales of our controlling interests in certain healthcare entities.

For the fourth quarter of 2023, Adjusted EBITDA totaled $3.618 billion, compared to $3.179 billion in the fourth quarter of 2022. Adjusted EBITDA is a non-GAAP financial measure. A table providing supplemental information on Adjusted EBITDA and reconciling net income attributable to HCA Healthcare, Inc. to Adjusted EBITDA is included in this release.

Same facility admissions increased 3.1 percent while same facility equivalent admissions increased 3.9 percent in the fourth quarter of 2023, compared to the prior year period. Same facility emergency room visits increased 2.1 percent in the fourth quarter of 2023, compared to the prior year period. Same facility inpatient surgeries increased 1.0 percent, and same facility outpatient surgeries increased 0.7 percent in the fourth quarter of 2023, compared to the same period of 2022. Same facility revenue per equivalent admission increased 6.9 percent in the fourth quarter of 2023, compared to the fourth quarter of 2022.

Year Ended December 31, 2023

Revenues for the year ended December 31, 2023 totaled $64.968 billion, compared to $60.233 billion for the year ended December 31, 2022. Net income attributable to HCA Healthcare, Inc. was $5.242 billion, or $18.97 per diluted share, for the year ended December 31, 2023 compared to $5.643 billion, or $19.15 per diluted share, for the year ended December 31, 2022. Results for the year ended December 31, 2023 include losses on sales of facilities of $5 million, or $0.04 per diluted share. Results for the year ended December 31, 2022 include gains on sales of facilities of $1.301 billion, or $2.46 per diluted share, and losses on retirement of debt of $78 million, or $0.20 per diluted share.

For 2023, Adjusted EBITDA totaled $12.726 billion, compared to $12.067 billion in 2022. Adjusted EBITDA is a non-GAAP financial measure. A table providing supplemental information on Adjusted EBITDA and reconciling net income attributable to HCA Healthcare, Inc. to Adjusted EBITDA is included in this release.

Balance Sheet and Cash Flows from Operations

As of December 31, 2023, HCA Healthcare, Inc.’s balance sheet reflected cash and cash equivalents of $935 million, total debt of $39.593 billion, and total assets of $56.211 billion. During the fourth quarter of 2023, capital expenditures totaled $1.159 billion, excluding acquisitions. Cash flows provided by operating activities in the fourth quarter of 2023 totaled $2.674 billion, compared to $2.527 billion in the fourth quarter of 2022.

During the fourth quarter of 2023, the Company repurchased 3.647 million shares of its common stock at a cost of $910 million. The Company had $775 million remaining under its repurchase authorization as of December 31, 2023. As of December 31, 2023, the Company had $6.107 billion of availability under its credit facilities.

Share Repurchase Program

The HCA Healthcare, Inc. Board of Directors has authorized an additional share repurchase program for up to $6 billion of the Company’s outstanding common stock. Repurchases will be made in accordance with applicable securities laws and may be made at management’s discretion from time to time in the open market, through privately negotiated transactions, or otherwise. The repurchase program has no time limit and may be suspended for periods or discontinued at any time.

Dividend

HCA today announced that its Board of Directors declared a quarterly cash dividend of $0.66 per share on the Company’s common stock. The dividend will be paid on March 29, 2024 to stockholders of record at the close of business on March 15, 2024.

The declaration and payment of any future dividend will be subject to the discretion of the Board of Directors and will depend on a variety of factors, including the Company’s financial condition, results of operations, and contractual restrictions. Future dividends are expected to be funded by cash balances and future cash flows from operations.

2024 Guidance

Today, the Company issued the following estimated guidance for 2024:

2024 Guidance Range
Revenues	$67.75 to $70.25 billion
Net Income Attributable to HCA Healthcare, Inc.	$5.20 to $5.60 billion
Adjusted EBITDA	$12.85 to $13.55 billion
EPS (diluted)	$19.70 to $21.20 per diluted share

Capital expenditures for 2024, excluding acquisitions, are estimated to be in the range of $5.1 to $5.3 billion.

The Company’s 2024 guidance contains a number of assumptions, including, among others, the Company’s current expectations regarding patient volumes and payor mix as well as general economic conditions, including inflation, and excludes the impact of items such as, but not limited to, gains or losses on sales of facilities, losses on retirement of debt, legal claims costs and impairment of long-lived assets.

Adjusted EBITDA is a non-GAAP financial measure. A table reconciling forecasted net income attributable to HCA Healthcare, Inc. to forecasted Adjusted EBITDA is included in this release.

The Company’s guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth below in the Company’s “Forward-Looking Statements.”

CFO Announcement

HCA Healthcare is also announcing today that Bill Rutherford has decided to retire as Executive Vice President and Chief Financial Officer (“CFO”) after a 34-year career with the company. Mike Marks, HCA Healthcare’s current Senior Vice President, Finance, will succeed Mr. Rutherford as Executive Vice President and CFO, effective May 1, 2024.

“Bill has announced his plan to retire from HCA after 34 years with the company,” said Sam Hazen, Chief Executive Officer of HCA Healthcare. “Bill has had a tremendous impact during his ten years as CFO. The impressive operating results and shareholder returns achieved throughout his tenure are a testament to his leadership and disciplined approach to driving profitable growth. Without question, Bill’s legacy will endure.”

“Bill has also developed an incredibly high-performing finance team, including Mike, who is an accomplished finance professional and respected leader. I am thrilled for Mike to take on the CFO role and couldn’t be more confident in his ability to continue to advance our company’s success,” said Hazen. “I want to thank Bill for his many contributions to HCA and congratulate him on his upcoming retirement. I also want to welcome Mike as the new CFO,” said Hazen. “Mike has worked closely with Bill, the senior team, and myself. He will be an exceptional CFO as we continue to deliver on our commitment to the care and improvement of human life while keeping our financial foundation strong.”

Mr. Marks joined HCA Healthcare in 1996 and has held a number of positions in accounting and finance, including Senior Vice President — Finance, Vice President — Financial Operations Support, CFO of the National Group and CFO of the West Florida Division.

Annual Stockholders’ Meeting

The Company’s 2024 annual stockholders’ meeting will be held virtually on April 25, 2024 at 2:00 p.m. Central Time for stockholders of record as of February 26, 2024.

Earnings Conference Call

HCA Healthcare will host a conference call for investors at 9:00 a.m. Central Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed through the Company’s Investor Relations web page at https://investor.hcahealthcare.com/events-and-presentations/default.aspx.

About the Company

As of December 31, 2023, HCA operated 186 hospitals and approximately 2,400 ambulatory sites of care, including surgery centers, freestanding emergency rooms, urgent care centers and physician clinics, in 20 states and the United Kingdom.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include the Company’s financial guidance for the year ending December 31, 2024, as well as other statements that do not relate solely to historical or current facts. Forward-looking statements can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) changes in or related to general economic conditions nationally and regionally in our markets, including inflation and economic and business conditions (and the impact thereof on the economy, financial markets and banking industry); changes in revenues due to declining patient volumes; changes in payer mix (including increases in uninsured and underinsured patients); potential increased expenses related to labor, supply chain or other expenditures; workforce disruptions; supply shortages and disruptions (including as a result of geopolitical disruptions); and the impact of potential federal government shutdowns, (2) the impact of our significant indebtedness and the ability to refinance such indebtedness on acceptable terms, (3) the impact of current and future federal and state health reform initiatives and possible changes to other federal, state or local laws and regulations affecting the health care industry, including, but not limited to, proposals to expand coverage of federally-funded insurance programs as an alternative to private insurance or establish a single-payer system (such reforms often referred to as “Medicare for All”), (4) the effects related to the implementation of sequestration spending reductions required under the Budget Control Act of 2011, related legislation extending these reductions and those required under the Pay-As-You-Go Act of 2010 as a result of the federal budget deficit impact of the American Rescue Plan Act of 2021, and the potential for future deficit reduction legislation that may alter these spending reductions, which include cuts to Medicare payments, or create additional spending reductions, (5) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (6) the ability to achieve operating and financial targets, attain expected levels of patient volumes and revenues, and control the costs of providing services, (7) possible changes in Medicare, Medicaid and other state programs, including Medicaid supplemental payment programs or Medicaid waiver programs, that may impact reimbursements to health care providers and insurers and the size of the uninsured or underinsured population, (8) personnel-related capacity constraints, increases in wages and the ability to attract, utilize and retain qualified management and other personnel, including affiliated physicians, nurses and medical and technical support personnel, (9) the highly competitive nature of the health care business, (10) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under third-party payer agreements, the ability to enter into and renew third-party payer provider agreements on acceptable terms and the impact of consumer-driven health plans and physician utilization trends and practices, (11) the efforts of health insurers, health care providers, large employer groups and others to contain health care costs, (12) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (13) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (14) changes in accounting practices, (15) the emergence of and effects related to pandemics, epidemics and outbreaks of infectious diseases or other public health crises, including but not limited to developments related to COVID-19, (16) future divestitures which may result in charges and possible impairments of long-lived assets, (17) changes in business strategy or development plans, (18) delays in receiving payments for services provided, (19) the outcome of pending and any future tax audits, disputes and litigation associated with our tax positions, (20) the impact of known and unknown government investigations, litigation and other claims that may be made against us, (21) the impact of actual and potential cybersecurity incidents or security breaches, including the data security incident disclosed in July 2023, (22) our ongoing ability to demonstrate meaningful use of certified electronic health record technology and the impact of interoperability requirements, (23) the impact of natural disasters, such as hurricanes and floods, physical risks from climate change or similar events beyond our control, (24) changes in U.S. federal, state, or foreign tax laws including interpretive guidance that may be issued by taxing authorities or other standard setting bodies, (25) the results of our efforts to use technology and resilience initiatives to drive efficiencies, better outcomes and an enhanced patient experience, and (26) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2022 and our other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All references to “Company,” “HCA” and “HCA Healthcare” as used throughout this release refer to HCA Healthcare, Inc. and its affiliates.

HCA Healthcare, Inc.

Condensed Consolidated Comprehensive Income Statements

Fourth Quarter

Unaudited

(Dollars in millions, except per share amounts)

	2023		2022

	Amount	Ratio	Amount	Ratio

Revenues	$17,303	100.0%	$15,497	100.0%

Salaries and benefits	7,570	43.7	7,055	45.5
Supplies	2,584	14.9	2,429	15.7
Other operating expenses	3,559	20.7	2,850	18.4
Equity in earnings of affiliates	(28)	(0.2)	(16)	(0.1)
Depreciation and amortization	789	4.5	750	4.9
Interest expense	491	2.8	453	2.9
Gains on sales of facilities	(7)	-	(1,326)	(8.6)

	14,958	86.4	12,195	78.7

Income before income taxes	2,345	13.6	3,302	21.3

Provision for income taxes	484	2.8	656	4.2

Net income	1,861	10.8	2,646	17.1

Net income attributable to noncontrolling interests	254	1.5	565	3.7

Net income attributable to HCA Healthcare, Inc.	$1,607	9.3	$2,081	13.4

Diluted earnings per share	$5.93		$7.28

Shares used in computing diluted earnings per share (millions)	271.186		285.663

Comprehensive income attributable to HCA Healthcare, Inc.	$1,673		$2,183

HCA Healthcare, Inc.

Condensed Consolidated Comprehensive Income Statements

For the Years Ended December 31, 2023 and 2022

Unaudited

(Dollars in millions, except per share amounts)

	2023		2022

	Amount	Ratio	Amount	Ratio

Revenues	$64,968	100.0%	$60,233	100.0%

Salaries and benefits	29,487	45.4	27,685	46.0
Supplies	9,902	15.2	9,371	15.6
Other operating expenses	12,875	19.8	11,155	18.5
Equity in earnings of affiliates	(22)	-	(45)	(0.1)
Depreciation and amortization	3,077	4.7	2,969	5.0
Interest expense	1,938	3.0	1,741	2.9
Losses (gains) on sales of facilities	5	-	(1,301)	(2.2)
Losses on retirement of debt	-	-	78	0.1

	57,262	88.1	51,653	85.8

Income before income taxes	7,706	11.9	8,580	14.2

Provision for income taxes	1,615	2.5	1,746	2.9

Net income	6,091	9.4	6,834	11.3

Net income attributable to noncontrolling interests	849	1.3	1,191	1.9

Net income attributable to HCA Healthcare, Inc.	$5,242	8.1	$5,643	9.4

Diluted earnings per share	$18.97		$19.15

Shares used in computing diluted earnings per share (millions)	276.412		294.666

Comprehensive income attributable to HCA Healthcare, Inc.	$5,307		$5,557

HCA Healthcare, Inc.

Condensed Consolidated Balance Sheets

Unaudited

(Dollars in millions)

	December 31,	September 30,	December 31,
	2023	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$935	$891	$908
Accounts receivable	9,958	9,182	8,891
Inventories	2,021	2,030	2,068
Other	2,013	2,191	1,776

	14,927	14,294	13,643

Property and equipment, at cost	58,548	57,772	54,757
Accumulated depreciation	(30,833)	(30,655)	(29,182)

	27,715	27,117	25,575

Investments of insurance subsidiaries	477	382	381
Investments in and advances to affiliates	756	739	823
Goodwill and other intangible assets	9,945	9,778	9,653
Right-of-use operating lease assets	2,207	2,079	2,065
Other	184	200	298

	$56,211	$54,589	$52,438

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$4,233	$4,139	$4,239
Accrued salaries	2,127	1,912	1,712
Other accrued expenses	3,871	3,803	3,581
Long-term debt due within one year	2,424	2,553	370

	12,655	12,407	9,902

Long-term debt, less debt issuance costs and discounts of $333, $341 and $301	37,169	36,793	37,714
Professional liability risks	1,557	1,590	1,528
Right-of-use operating lease obligations	1,903	1,776	1,752
Income taxes and other liabilities	1,867	1,666	1,615

Stockholders’ equity (deficit):
Stockholders’ deficit attributable to HCA Healthcare, Inc.	(1,774)	(2,477)	(2,767)
Noncontrolling interests	2,834	2,834	2,694

	1,060	357	(73)

	$56,211	$54,589	$52,438

HCA Healthcare, Inc.

Condensed Consolidated Statements of Cash Flows

For the Years Ended December 31, 2023 and 2022

Unaudited

(Dollars in millions)

	2023	2022

Cash flows from operating activities:
Net income	$6,091	$6,834
Adjustments to reconcile net income to net cash provided by operating activities:
Increase (decrease) in cash from operating assets and liabilities:
Accounts receivable	(935)	(797)
Inventories and other assets	(126)	(59)
Accounts payable and accrued expenses	604	(296)
Depreciation and amortization	3,077	2,969
Income taxes	229	571
Losses (gains) on sales of facilities	5	(1,301)
Losses on retirement of debt	-	78
Amortization of debt issuance costs and discounts	35	29
Share-based compensation	262	341
Other	189	153

Net cash provided by operating activities	9,431	8,522

Cash flows from investing activities:
Purchase of property and equipment	(4,744)	(4,395)
Acquisition of hospitals and health care entities	(635)	(224)
Sales of hospitals and health care entities	193	1,237
Change in investments	(112)	14
Other	(19)	(21)

Net cash used in investing activities	(5,317)	(3,389)

Cash flows from financing activities:
Issuances of long-term debt	3,224	5,997
Net change in revolving credit facilities	(1,020)	120
Repayment of long-term debt	(909)	(2,830)
Distributions to noncontrolling interests	(640)	(1,025)
Payment of debt issuance costs	(31)	(53)
Payment of dividends	(661)	(653)
Repurchase of common stock	(3,811)	(7,000)
Other	(246)	(212)

Net cash used in financing activities	(4,094)	(5,656)

Effect of exchange rate changes on cash and cash equivalents	7	(20)

Change in cash and cash equivalents	27	(543)
Cash and cash equivalents at beginning of period	908	1,451

Cash and cash equivalents at end of period	$935	$908

Interest payments	$1,892	$1,662
Income tax payments, net	$1,386	$1,175

HCA Healthcare, Inc.

Operating Statistics

	Fourth Quarter		For the Years Ended December 31,
	2023	2022	2023	2022
Operations:
Number of Hospitals	186	182	186	182
Number of Freestanding Outpatient Surgery Centers*	124	126	124	126
Licensed Beds at End of Period	49,588	49,281	49,588	49,281
Weighted Average Beds in Service	42,072	42,119	41,873	41,982

Reported:
Admissions	544,554	530,298	2,130,728	2,075,459
% Change	2.7%		2.7%
Equivalent Admissions	974,561	931,990	3,788,434	3,611,299
% Change	4.6%		4.9%
Revenue per Equivalent Admission	$17,755	$16,628	$17,149	$16,679
% Change	6.8%		2.8%
Inpatient Revenue per Admission	$18,992	$17,634	$18,201	$17,361
% Change	7.7%		4.8%

Patient Days	2,674,331	2,648,683	10,483,236	10,504,145
% Change	1.0%		-0.2%
Equivalent Patient Days	4,786,197	4,655,841	18,639,194	18,277,212
% Change	2.8%		2.0%

Inpatient Surgery Cases	132,417	131,840	528,845	522,151
% Change	0.4%		1.3%
Outpatient Surgery Cases	270,286	265,610	1,044,415	1,023,239
% Change	1.8%		2.1%

Emergency Room Visits	2,452,395	2,412,781	9,342,783	8,971,951
% Change	1.6%		4.1%

Outpatient Revenues as a
Percentage of Patient Revenues	38.4%	37.5%	38.3%	37.6%

Average Length of Stay (days)	4.911	4.995	4.920	5.061

Occupancy**	72.5%	72.0%	72.3%	72.1%

Same Facility:
Admissions	542,628	526,259	2,127,112	2,059,561
% Change	3.1%		3.3%
Equivalent Admissions	959,366	923,585	3,750,098	3,577,457
% Change	3.9%		4.8%
Revenue per Equivalent Admission	$17,672	$16,533	$17,080	$16,637
% Change	6.9%		2.7%
Inpatient Revenue per Admission	$19,025	$17,530	$18,210	$17,313
% Change	8.5%		5.2%

Inpatient Surgery Cases	132,056	130,804	528,085	517,898
% Change	1.0%		2.0%
Outpatient Surgery Cases	263,398	261,685	1,026,639	1,002,076
% Change	0.7%		2.5%

Emergency Room Visits	2,445,405	2,395,650	9,328,741	8,907,055
% Change	2.1%		4.7%

*	Excludes freestanding endoscopy centers (24 centers at December 31, 2023 and 21 centers at December 31, 2022).
**	Reflects the rate of occupancy (patient days and observations) based on weighted average beds in service.

HCA Healthcare, Inc.

Supplemental Non-GAAP Disclosures

Operating Results Summary

(Dollars in millions, except per share amounts)

			For the Years
	Fourth Quarter		Ended December 31,
	2023	2022	2023	2022

Revenues	$17,303	$15,497	$64,968	$60,233

Net income attributable to HCA Healthcare, Inc.	$1,607	$2,081	$5,242	$5,643
Losses (gains) on sales of facilities (net of tax)	(9)	(755)	12	(727)
Losses on retirement of debt (net of tax)	-	-	-	60

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt (a)	1,598	1,326	5,254	4,976
Depreciation and amortization	789	750	3,077	2,969
Interest expense	491	453	1,938	1,741
Provision for income taxes	486	422	1,608	1,527
Net income attributable to noncontrolling interests (b)	254	228	849	854

Adjusted EBITDA (a)	$3,618	$3,179	$12,726	$12,067

Adjusted EBITDA margin (a)	20.9%	20.5%	19.6%	20.0%

Diluted earnings per share:
Net income attributable to HCA Healthcare, Inc.	$5.93	$7.28	$18.97	$19.15
Losses (gains) on sales of facilities	(0.03)	(2.64)	0.04	(2.46)
Losses on retirement of debt	-	-	-	0.20

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt (a)	$5.90	$4.64	$19.01	$16.89

Shares used in computing diluted earnings per share (millions)	271.186	285.663	276.412	294.666

(a)

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles (“GAAP”). We believe net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA as the primary measures to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and GAAP net income attributable to HCA Healthcare, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that losses (gains) on sales of facilities and losses on retirement of debt will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered as alternatives to net income attributable to HCA Healthcare, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

(b)	The 2022 amounts are net of noncontrolling interests related to gains on sales of facilities.

HCA Healthcare, Inc.

Supplemental Non-GAAP Disclosures

2024 Operating Results Forecast

(Dollars in millions, except per share amounts)

	For the Year Ending
	December 31, 2024
	Low	High

Revenues	$67,750	$70,250

Net income attributable to HCA Healthcare, Inc. (a)	$5,200	$5,600
Depreciation and amortization	3,200	3,270
Interest expense	1,985	2,040
Provision for income taxes	1,615	1,740
Net income attributable to noncontrolling interests	850	900

Adjusted EBITDA (a) (b)	$12,850	$13,550

Diluted earnings per share:
Net income attributable to HCA Healthcare, Inc.	$19.70	$21.20

Shares used in computing diluted earnings per share (millions)	264.000	264.000

The Company’s forecasted guidance range is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks.

(a)

The Company does not forecast the impact of items such as, but not limited to, losses (gains) on sales of facilities, losses on retirement of debt, legal claim costs (benefits) and impairments of long-lived assets because the Company does not believe that it can forecast these items with sufficient accuracy.

(b)

Adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles (“GAAP”). We believe Adjusted EBITDA is an important measure that supplements discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon Adjusted EBITDA as a primary measure to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Healthcare, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA is utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry.

Adjusted EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative to net income attributable to HCA Healthcare, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.